AKA Brands Strengthens Balance Sheet with Refinancing
Refinances Credit Facility and Extends Overall Debt Maturity
San Francisco, CA (BUSINESS WIRE) –October 15, 2025 – a.k.a. Brands Holding Corp. (NYSE: AKA), a portfolio of next generation fashion brands, today announced the successful refinancing of its credit facility, extending the maturity of its debt and enhancing its financial flexibility.
The amended and restated credit agreement, which became effective on October 14, 2025, provides for an $85 million term loan and approximately $35 million in revolving credit capacity, replacing the company’s existing credit facility. The new facility bears interest at the Secured Overnight Financing Rate (SOFR) plus 3.25-3.75% per annum, based on the ratio of the Company’s debt secured by a first lien on any of the Company’s assets as compared to the Company’s adjusted EBITDA. The agreement also extends the maturity of both the term loan and revolving credit facility to October 14, 2028.
“We are pleased to announce this refinancing, which extends the maturity of our credit facility by two years,” said Kevin Grant, Chief Financial Officer, a.k.a. Brands. “This financing agreement provides us with additional balance sheet flexibility to execute our strategic priorities and create long-term value for our shareholders.”
Additional terms of the Amended and Restated Credit Agreement are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2025.
About a.k.a. Brands
a.k.a. Brands maintains a portfolio of global fashion brands, Princess Polly, Culture Kings, Petal and Pup and mnml. Through these brands we reach a broad audience of next-generation consumers who seek fashion inspiration on social media and primarily shop online. Our brands are hyper-focused on the customer and serving them newness and a seamless experience throughout the entire shopping journey. We leverage a data-driven 'test and repeat' merchandising model that allows us to introduce new and exclusive fashion weekly, so our customers are always on-trend. We leverage innovative data-driven insights to authentically connect and engage with customers across the latest marketing platforms. Further, we are committed to showing up for customers wherever they shop, whether that's online, in-stores or through wholesale channels. Leveraging our industry expertise and operational synergies, we help accelerate our brands so they can grow faster, reach broader audiences, achieve greater scale and enhance their profitability.
Forward Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding amounts available under the revolving credit facility, the financial flexibility provided by the new credit facility, the future prospects of the company and shareholders. Forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2025, subsequent Quarterly Reports on Form 10-Q and any other periodic reports that the company may file with the Securities and Exchange Commission. The company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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